Exhibit 10.2

SECURITY AGREEMENT: SECURITIES ACCOUNT

This Agreement amends and restates in its entirety, and is given as a replacement for, and not in satisfaction of or as a novation with respect to, that certain Amended and Restated Security Agreement dated as of August 12, 2016 among Debtor, JDL Technologies, Incorporated, Suttle, Inc., Transition Networks, Inc. and Bank (as amended to date, the “Original Security Agreement”). It is the intent of the parties hereto that the security interests and liens granted in any collateral under and pursuant to the Original Security Agreement shall continue in full force and effect to the extent set forth herein.

1.       GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation ( “Debtor”), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) a security interest in (a) Debtor’s account no. 1BC29761, maintained as a safekeeping account at Wells Fargo Bank, N.A., and 1BC29761, maintained at Wells Fargo Securities, LLC, through which assets from the safekeeping account are traded (whether held in Debtor’s name or as a Bank collateral account for the benefit of Debtor), any sub-account thereunder or consolidated therewith, all replacements or substitutions therefor, including any account resulting from a renumbering or other administrative re-identification thereof (such accounts each and collectively being, the “Securities Account,” and the parties at which any such account is maintained each and collectively being, the “Intermediary”), (b) all financial assets credited to the Securities Account (including, without limitation, any interests or shares in hedge funds and any pending subscription or redemption amounts relating thereto (each, a “Hedge Fund”), (c) all security entitlements with respect to the financial assets credited to the Securities Account, and (d) any and all other investment property or assets maintained or recorded in the Securities Account (with all the foregoing defined as “Collateral”), together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, (i) all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, (ii) all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing, and (iii) all stock rights, rights to subscribe, stock splits, liquidating dividends, cash dividends, dividends paid in stock, new securities or other property of any kind which Debtor is or may hereafter be entitled to receive on account of any securities pledged hereunder, including without limitation, stock received by Debtor due to stock splits or dividends paid in stock or sums paid upon or in respect of any securities pledged hereunder upon the liquidation or dissolution of the issuer thereof (hereinafter called “Proceeds”), but excluding from such Collateral and Proceeds all common trust funds of Bank governed by 12 CFR 9.18 now or hereafter maintained in the Securities Account. Except as otherwise expressly permitted herein, in the event Debtor receives any such Proceeds, Debtor will hold the same in trust on behalf of and for the benefit of Bank and will immediately deliver all such Proceeds to Bank in the exact form received, with the endorsement of Debtor if necessary and/or appropriate undated stock powers duly executed in blank, to be held by Bank as part of the Collateral, subject to all terms hereof. As used herein, the terms “security entitlement,” “financial asset” and “investment property” shall have the respective meanings set forth in the Uniform Commercial Code or the Business and Commerce Code of the jurisdiction identified in Section 22 below.

2.       OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank, specifically including, without limitation, any Obligations (as defined in the Credit Agreement) and any other Reimbursement Obligations (as defined below) and (b) all obligations of Debtor and rights of

Bank under this Agreement. For the avoidance of doubt, and notwithstanding anything herein or in any other agreement between Debtor and Bank to the contrary, the statement herein that Reimbursement Obligations are specifically included in the Indebtedness secured hereby, shall be sufficient to satisfy a requirement in any agreement executed by Debtor and delivered to Bank in connection with any Credit Agreement stating that for such letter of credit or acceptance or similar product obligations to be secured, they must be specifically described.

As used in this Agreement:

(A)  The word “Indebtedness” is used in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Debtor may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

(B)  “Reimbursement Obligations” means, any Indebtedness arising directly or indirectly from any of the following described in a Credit Agreement: letters of credit, bankers’ acceptances, open account acceptances, trade acceptances, or similar products, including, for the avoidance of doubt, any such obligations arising under any related letter of credit agreement, acceptance agreement, open account processing agreement, or similar document.

(C)  “Credit Agreement” means that certain Credit Agreement of even date herewith between Debtor and Bank, as amended, restated, supplemented or otherwise modified from time to time.

3.       EXCLUSIONS FROM COLLATERAL. Bank may, in its sole discretion and at any time upon written notice to Debtor, release Bank’s security interest in any WF Securities in the Collateral or Proceeds and exclude WF Securities from the determination of any value requirements to which the Collateral is subject hereunder. Such release, if any, shall not relieve Debtor from the obligation to satisfy any value requirements herein. As used herein, “WF Securities” means stock, securities, or obligations of Wells Fargo & Company or any affiliate thereof (as the term affiliate is defined in Section 23A of the Federal Reserve Act (12 USC § 371(c), as amended from time to time).

4.       COLLATERAL VALUE PROVISIONS.

(a)      Collateral Value Requirements. The Margin Value of the Collateral shall at all times exceed the outstanding Indebtedness of Debtor to Bank arising under or in connection with the line of credit granted by Bank to Debtor and evidenced by the Revolving Line of Credit Note of even date herewith, in the stated principal amount of $5,000,000, executed by Debtor in favor of Bank, including any subfeature under the line of credit (including any amount reserved under the line of credit in connection with the subfeature), and all extensions, renewals or modifications thereof and restatements or substitutions therefor, including any modifications that increase the amount thereof. Whenever applicable, the credit limits of Regulation U of the Federal Reserve Board (12 U.S.C. § 221 et seq.) shall also be satisfied as prescribed therein. Such of the Collateral is as necessary to satisfy any other value requirement imposed by Bank shall not be eligible to satisfy value requirements herein. See Section 6 below for the definition of “Margin Value” and related definitions.

(b)       Maintenance of Value. In the event the Margin Value of the Collateral, for any reason and at any time, is less than the required amount, Debtor shall, within three (3) business days, take all remedial action necessary to restore the Margin Value of the Collateral to the required amount. Remedial action may include the following in any combination or amount: (i) delivery of additional Collateral acceptable to Bank; (ii) replacement of assets providing little or no support to value requirements with assets providing greater support; and/or (iii) payoff of the Indebtedness (or if applicable, reduction thereof).

(c)       Breach of Value Requirements. Bank is not obligated to permit an advance when value requirements are not met or if permitted would not be met. Failure to timely meet value requirements is an Event of Default and allows Bank, in its sole discretion, to accelerate the Indebtedness secured hereby and exercise its rights and remedies hereunder.

(d)       Excess Collateral. Subject to terms of the Credit Agreement and the other Loan Documents (as defined therein), unless an Event of Default occurs, Collateral in excess of the value requirements is available for withdrawal at Debtor’s request to Bank, free and clear of Bank’s security interest therein. Bank shall be afforded such reasonable time, information and cooperation as may be necessary to accommodate Debtor requests for withdrawal of excess Collateral. Under no circumstances shall any Intermediary be authorized to release Collateral, or allow withdrawals of excess Collateral, without the express written consent of Bank.

(e)       Rule 144/145 Collateral. Debtor shall not sell or otherwise transfer shares of securities of the issuer of any Collateral that may be subject to the provisions of SEC Rule 144 or 145 without Bank’s prior written consent, which consent shall be given in Bank’s sole discretion.

(f)       Hedge Fund Collateral. As to any Collateral that may be a Hedge Fund credited, maintained or recorded in the Securities Account, Debtor acknowledges and agrees that such Hedge Fund is Collateral subject to the terms of this Agreement whether or not the Hedge Fund issuer’s books and records reflect same and whether or not Bank has agreed the Hedge Fund may contribute to value requirements herein.

5.       TRADING PERMITTED. So long as no Event of Default exists, and provided all value requirements would continue to be met, Debtor, or any party authorized by Debtor to act with respect to the Securities Account, may (a) receive payments of interest and/or cash dividends earned on Collateral in the Securities Account, and (b) trade Collateral in the Securities Account. Without Bank’s prior written consent, except as permitted by the preceding sentence or paragraph 4(d), neither Debtor nor any party other than Bank may withdraw or receive any distribution of any Collateral from the Securities Account.

6.       DEFINITIONS RELATED TO MARGIN VALUE. As used herein:

“Brokered Certificates of Deposit” means an FDIC-insured certificate of deposit of any financial institution other than Bank obtained from or through the mediation or assistance of Wells Fargo Clearing Services, LLC, trading as Wells Fargo Advisors, Wells Fargo Securities, LLC, or the Investment & Financial Services Group of Bank and held in the Securities Account.

“Commercial Paper” means fixed rate debt instruments of domestic corporations rated A2 or higher by Standard & Poor’s and Prime 2 or higher by Moody’s.

“Corporate Bonds” means bonds of domestic corporations which are not convertible to equity and which are rated BBB- or higher by Standard & Poor’s and Baa3 or higher by Moody’s. “Short Term” Corporate Bonds are those with 5 years or less remaining until date of maturity; all others are “Longer Term”. “Convertible Corporate Bonds” are Corporate Bonds convertible to equity securities of the issuer and which are rated A or higher by Standard & Poor’s.

“Equities” means: (1) common stock of domestic corporations and, except in the case of Small and Micro Cap Equities, American depository receipts (“ADR’s”), which, as to all of the foregoing, have a value greater than or equal to $10.00 per share, trade on a National Securities Exchange, and have done so for at least one year after initial settlement of the public offering of such securities; and (2) preferred stock of domestic corporations (or their affiliated trusts and entities) so long as the common stock of such issuers qualify as “Equities” (and despite that such preferred stock would not otherwise qualify as “Equities” due to market capitalization or initial public offering date). Equity securities of value less than $10.00 per share, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded entities, and put or call options, rights or warrants, managed futures, auction rate preferred stock, and exchange funds, hedge funds, and other private equity or investment groups are not included in this definition. Otherwise qualifying restricted and control securities are included within the meaning of “Equities”, but only to the extent such securities can be converted to cash by Bank in three days or less in accordance with SEC Rules 144 or 145 should an Event of Default occur. “Large Cap” Equities are those of an issuer having a market capitalization greater than $10 billion; “Mid Cap” are those with a market capitalization greater than $2 billion but no more than $10 billion; “Small Cap” are those with a market capitalization greater than $1 billion but no more than $2 billion; and “Micro Cap” are those with a market capitalization greater than $250 million but no more than $1 billion.

“Exchange Traded Fund” means a security of an investment company formed under the Investment Company Act of 1940 which trades on a National Securities Exchange, whose investments track an index, commodity or basket of assets, having greater than $100,000,000.00 in total assets under management and a minimum fair market value greater than or equal to $4.00 per share except in the case of Money Market ETF’s which shall have a minimum fair market value greater than or equal to $1.00, and except that leveraged ETF’s and inverse or “bear market” ETF’s are not included in the term in this context. ETF investment objective distinctions, as well as the factors that will exclude them from eligibility in this context, shall be identical to that applied in the case of Mutual Funds.

“Fair Market Value” or “FMV” means, as to any Collateral that is uncertificated, the per share or per unit closing sale price quoted or reported at the close of the immediately preceding business day in the Securities Account, and, as to any Collateral that is certificated, the per share or per unit closing sale price quoted or reported at the close of the immediately preceding business day were such share or unit held in uncertificated form in a securities account at Wells Fargo Clearing Services, LLC, trading as Wells Fargo Advisors (or in either case if not available, such other customary publication of securities closing sale prices as Bank may reasonably elect to reference) multiplied by the number of shares or units of like Collateral. The aggregate Fair Market Value of the Collateral is the total of all such Fair Market Values so determined plus the amount of cash Collateral. If Fair Market Value cannot be determined by the foregoing procedure, then Fair Market Value shall be determined by the Bank, in its sole discretion, by reference to the notional amount of such assets or to public information and procedures that may otherwise then be available. All cash and other value references are to currency denominated in dollars of the United States of America.

“Margin Value” means the Fair Market Value of the Collateral multiplied by the applicable percentage in the following table for each type of eligible Collateral held in the Securities Account at the time of computation, with the eligibility and classification of any particular Collateral determined by Bank in its sole discretion; provided however, that (i) Bank may exclude from this computation all Collateral from an issuer if Bank, in its sole discretion, determines such issuer to be ineligible, and (ii) subject to all other provisions regarding the eligibility of Collateral to satisfy value requirements, Collateral subject to assignment, pledge or similar consent requirements of third parties is not eligible to satisfy value requirements until such consents satisfactory to Bank have been executed and delivered to Bank:

Collateral Type	Percentage of Fair Market Value
Cash and cash equivalents	95%
Brokered Certificates of Deposit	85%
Commercial Paper	80%
US Government Obligations - Short Term	90%
US Government Obligations - Longer Term	80%
Corporate & Municipal Bonds – Short Term	80%
Corporate & Municipal Bonds – Longer Term	70%
Corporate Bonds – Convertible	50	%*
Equities – Common – ADR’s & Large Cap	75	%*
Equities – Common – ADR’s & Mid Cap	65	%*
Equities – Common - Small & Micro Cap	55	%*
Equities – Preferred – Large, Mid, Small & Micro Cap	70	%*
Mutual Funds - Money Market	95%
Mutual Funds/ETF’s – Bond – US Government (Short Term)	90	%*
Mutual Funds/ETF’s – Bond – US Government (General and Longer Term)	80	%*
Mutual Funds/ETF’s – Bond – Corporate & Municipal (Short Term)	80	%*
Mutual Funds/ETF’s – Bond – Corporate & Municipal (Longer Term)	70	%*
Mutual Funds/ETF’s – Bond – High Yield	60	%*
Mutual Funds/ETF’s – Bond – Global & International	55	%*
Mutual Funds/ETF’s – Equity – Large Cap, S&P Index, Equity Income, Balanced	75	%*
Mutual Funds/ETF’s – Equity – Multi & Mid Cap	65	%*
Mutual Funds/ETF’s – Equity – Small Cap, Specialty, Sector, Global & International	55	%*
Master Limited Partnerships	55	%*
Real Estate Investment Trusts	55	%*
Unit Investment Trusts	55	%*
Wells Fargo Market Linked Certificates of Deposit	70	% *ϯ
Wells Fargo Market Linked Notes	70	% *ϯ
All Other Types of Collateral	0%

* If Regulation U of the Federal Reserve Board applies, then the lower of the percentage stated or 50% shall be the percentage applied for these assets.

Ϯ In the case of these assets types, the stated percentage is applied to Fair Market Value and the resulting amount may not exceed the notional amount.

“Master Limited Partnerships” means limited partner equity interests in limited partnerships with a market capitalization greater than $250 million and which trade on a National Securities Exchange, and have done so for at least one year after initial settlement of the public offering of such securities, if the unit value (or per share price) therein is greater than or equal to $10.00. Limited partner interests of value less than $10.00 per unit, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded, and general partner interests of any kind are not included in this definition.

“Municipal Bonds” means bonds of state, city, county, municipality and other public entities rated BBB- or higher by Standard & Poor’s and Baa3 or higher by Moody’s. “Short Term” Municipal Bonds are those with 5 years or less remaining until date of maturity; all others are “Longer Term”.

“Mutual Funds” means investment companies regulated under the Investment Company Act of 1940, except those regulated under Sections 4 and 26, that invest primarily in money markets securities (“Money Market”), short or longer term US government taxable or tax exempt bonds (“US Government”), short or longer term taxable corporate bonds (“Corporate”), short or longer term, insured and single state municipal bonds (“Municipal”), bonds that seek higher returns to compense increased risk of investing in lower rated issuers (“High Yield”), equities of US issuers in particular market capitalization segments (Large Cap, Mid Cap, “Multi Cap” and Small Cap), bonds and/or equities of non-US issuers (“International”) or worldwide including the US issuers (“Global”), or invest by designs to track the performance of the S&P 500 index (“S&P Index”), to provide both current income and growth potential (“Equity Income”), for balanced or allocated portfolios of securities (“Balanced”), for particular sectors of the economy (“Sector”) or for particular specialized traits associated with their investments made (“Specialty”), and which have greater than $100,000,000.00 in total assets under management and a minimum fair market value greater than or equal to $4.00 per share except in the case of Money Market Mutual Funds which shall have a minimum fair market value greater than or equal to $1.00. Leveraged mutual funds and inverse or “bear market” mutual funds, non-networked funds, funds organized under the laws of, and/or operated from within, countries other than the United States of America, and face-amount certificate and management companies are not included in this definition.

“National Securities Exchange” means securities exchanges registered with the Securities Exchange Commission as national securities exchanges in accordance with Section 6 (a) of the Securities Exchange Act of 1934.

“Real Estate Investment Trusts” means real estate investment trust equity interests with a market capitalization greater than $250 million and which trade on a National Securities Exchange, and have done so for at least one year after initial settlement of the public offering of such securities, if the unit value (or per share price) therein is greater than or equal to $10.00. Real estate investment trust interests of value less than $10.00 per unit, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded, and general partner interests of any kind are not included in this definition. “Large Cap” REITs are those of an issuer having a market capitalization greater than $10 billion; “Mid Cap” are those with a market capitalization greater than $2 billion but no more than $10 billion; “Small Cap” are those with a market capitalization greater than $1 billion but no more than $2 billion; and “Micro Cap” are those with a market capitalization greater than $250 million but no more than $1 billion.

“Unit Investment Trusts” means investment companies regulated primarily under Sections 4 and 26 of the Investment Company Act of 1940 that are invested primarily in municipal securities or securities of domestic corporations and which have greater than $100,000,000.00 in total assets under management and a fair market value greater than or equal to $4.00 per share. Leveraged and inverse or “bear market” funds, non-networked funds, funds invested primarily in private equity, private placements, limited partnership interests, or venture capital enterprise, funds organized under the laws of, and/or operated from within, countries other than the United States of America, and face-amount certificate and management companies are not included in this definition.

“US Government Obligations” means US Treasury Bills, US Treasury Bonds and Notes, US Government Zero Coupon Bonds, Government National Mortgage Association fixed income securities and U.S. Government sponsored enterprise (Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association, Federal Farm Credit Banks, and Federal Agricultural Mortgage Corporation) fixed income securities. “Short Term” US Government Obligations are those with 5 years or less remaining until date of maturity; all others are “Longer Term”.

“Wells Fargo Market Linked Certificates of Deposit” means a FDIC insured and CUSIP numbered certificates of deposit issued by Bank, which provide at maturity the return of the entire original deposit amount and an interest payment based on performance of a specified market measure during the term thereof, which may be liquidated at any time without penalty or fee, which are not subject to any lock up periods, and which have no more than 96 months remaining until maturity.

“Wells Fargo Market Linked Notes” means CUSIP numbered notes issued by Wells Fargo & Company which provide at maturity the return of the entire original principal amount and an interest payment based on performance of a specified market measure during the term thereof, which may be liquidated at any time without penalty or fee, which are not subject to any lock up periods, and which have no more than 96 months remaining until maturity.

7.       TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Bank secured hereby, including without limitation, the payment of all Indebtedness of Debtor to Bank secured hereby, and the termination of all commitments of Bank to extend credit to Debtor that would constitute Indebtedness secured hereby, existing at the time Bank receives written notice from Debtor of the termination of this Agreement.

8.       OBLIGATIONS OF BANK. Bank has no obligation to make any loans hereunder. Any money received by Bank in respect of the Collateral may be deposited, at Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder. Bank shall not be required to apply such money to the Indebtedness or other obligations secured hereby or to remit such money to Debtor or to any other party until the full payment of all Indebtedness of Debtor to Bank, and the termination of all commitments of Bank to extend credit to Debtor. Bank shall have no duty to take any steps necessary to preserve the rights of Debtor against prior parties, or to initiate any action to protect against the possibility of a decline in the market value of the Collateral or Proceeds. Bank shall not be obligated to take any action with respect to the Collateral or Proceeds requested by Debtor unless such request is made in writing and Bank determines, in its sole discretion, that the requested action would not unreasonably jeopardize the value of the Collateral and Proceeds as security for the Indebtedness.

9.       REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Bank that: (a) Debtor’s legal name is exactly as set forth on the first page of this Agreement, and all of Debtor’s organizational documents or agreements delivered to Bank are complete and accurate in every respect; (b) Debtor is the owner of the Collateral and Proceeds; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except as expressly permitted under Section 5.9 of the Credit Agreement; (e) all statements contained herein and, where applicable, in the Collateral, are true and complete in all material respects; (f) no financing statement or control agreement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, exists or is on file in any public office or remains in effect; (g) no person or entity, other than Debtor, Bank and Intermediary, has any interest in or control over the Collateral; and (h) specifically with respect to Collateral and Proceeds consisting of investment securities, instruments, chattel paper, documents, contracts, insurance policies or any like property, (i) all persons appearing to be obligated thereon have authority and capacity to contract and are bound as they appear to be, and (ii) the same comply with applicable laws concerning form, content and manner of preparation and execution.

10.       COVENANTS OF DEBTOR.

(a)       Debtor agrees in general: (i) to pay Indebtedness secured hereby when due; (ii) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (iii) to permit Bank to exercise its powers; (iv) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (v) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (vi) not to change the places where Debtor keeps any Collateral or Debtor’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same; (vii) not to sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Debtor’s assets except in the ordinary course of its business or except as expressly permitted under the Credit Agreement, nor accomplish any of the above by virtue of a division or similar transaction; and (viii) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b)       Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (i) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank’s security interest in Collateral and Proceeds; (ii) not to permit any security interest in or lien on the Collateral or Proceeds, except in favor of Bank and except liens in favor of Intermediary to the extent expressly permitted under the Credit Agreement; (iii) not to hypothecate (including, by illustration, by merger, conversion or division), or permit the transfer by operation of law of any of the Collateral or Proceeds or any interest therein; (iv) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (v) if requested by Bank, to receive and use reasonable diligence to collect Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (vi) in the event Bank elects to receive payments of Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, filing, recording, record keeping and expenses incidental thereto; (vii) to provide any service and do any other acts which may be necessary to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims; and (viii) if the Collateral or Proceeds consists of securities and so long as no Event of Default exists, to vote said securities and to give consents, waivers and ratifications with respect thereto, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would impair Bank’s interests in the Collateral and Proceeds or be inconsistent with or violate any provisions of this Agreement. Debtor further agrees that any party now or at any time hereafter authorized by Debtor to advise or otherwise act with respect to the Securities Account shall be subject to all terms and conditions contained herein and in any control, custodial or other similar agreement at any time in effect among Bank, Debtor and Intermediary relating to the Collateral.

11.       POWERS OF BANK. Debtor appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to notify any person obligated on any security, instrument or other document subject to this Agreement of Bank’s rights hereunder; (c) to collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral or Proceeds; (d) to enter into any extension, modification, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral or Proceeds, and in connection therewith to deposit or surrender control of the Collateral and Proceeds, to accept other property in exchange for the Collateral and Proceeds, and to do and perform such acts and things as Bank may deem proper, with any money or property received in exchange for the Collateral or Proceeds, at Bank’s option, to be applied to the Indebtedness or held by Bank under this Agreement; (e) to make any compromise or settlement Bank deems desirable or proper in respect of the Collateral and Proceeds; (f) to insure, process and preserve the Collateral and Proceeds; (g) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; and (h) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder. To effect the purposes of this Agreement or otherwise upon instructions of Debtor, or any of them, Bank may cause any Collateral and/or Proceeds to be transferred to Bank’s name or the name of Bank’s nominee. If an Event of Default has occurred and is continuing, any or all Collateral and/or Proceeds consisting of securities may be registered, without notice, in the name of Bank or its nominee, and thereafter Bank or its nominee may exercise, without notice, all voting and corporate rights at any meeting of the shareholders of the issuer thereof, any and all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to such Collateral and/or Proceeds, all as if it were the absolute owner thereof. The foregoing shall include, without limitation, the right of Bank or its nominee to exchange, at its discretion, any and all Collateral and/or Proceeds upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by the issuer thereof or Bank of any right, privilege or option pertaining to any shares of the Collateral and/or Proceeds, and in connection therewith, the right to deposit and deliver any and all of the Collateral and/or Proceeds with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as Bank may determine. All of the foregoing rights, privileges or options may be exercised without liability on the part of Bank or its nominee except to account for property actually received by Bank. Bank shall have no duty to exercise any of the foregoing, or any other rights, privileges or options with respect to the Collateral or Proceeds and shall not be responsible for any failure to do so or delay in so doing.

12.       PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, and at Bank’s option and subject to any restrictions under applicable law pertaining to usury, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

13.       EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any Event of Default under and as defined in the Credit Agreement, (b) any other default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness secured hereby, (ii) any other agreement between Debtor and Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness secured hereby, or (iii) any control, custodial or other similar agreement in effect among Bank, Debtor and Intermediary relating to the Collateral; (c) any representation or warranty made by Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (d) Debtor shall fail to observe or perform any obligation or agreement contained herein; (e) any impairment of the rights of Bank in any Collateral or Proceeds, or any attachment or like levy on any Collateral or Proceeds; and (f) Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy.

14.       REMEDIES. Upon the occurrence of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the Uniform Commercial Code or the Business and Commerce Code of the jurisdiction identified in Section 22 below or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. In addition to any other remedies set forth in this Agreement, Debtor authorizes Bank to engage in “electronic self-help” as defined in and in accordance with applicable law. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. While an Event of Default exists: (a) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (b) Bank may appropriate the Collateral and apply all Proceeds toward repayment of the Indebtedness secured hereby in such order of application as Bank may from time to time elect; (c) Bank may, at any time, liquidate any time deposits pledged to Bank hereunder and apply the proceeds thereof to payment of the Indebtedness secured, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds, (d) Bank may take any action with respect to the Collateral contemplated by any control, custodial or other similar agreement then in effect among Bank, Debtor and Intermediary; and (e) at Bank’s request, Debtor will assemble and deliver all books and records pertaining to the Collateral or Proceeds to Bank at a reasonably convenient place designated by Bank. For any Collateral or Proceeds consisting of securities, Bank shall have no obligation to delay a disposition of any portion thereof for the period of time necessary to permit the issuer thereof to register such securities for public sale under any applicable state or Federal law, even if the issuer thereof would agree to do so. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

15.       DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness secured hereby in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness secured hereby, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given.

16.       STATUTE OF LIMITATIONS. Until all Indebtedness secured hereby shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall, to the extent permitted by law, continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness secured hereby or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereby.

17.       MISCELLANEOUS. When there is more than one Debtor named herein: (a) the word “Debtor” shall mean all or any one or more of them as the context requires; (b) the obligations of each Debtor hereunder are joint and several; and (c) until all Indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Bank. Debtor hereby waives any right to require Bank to (i) proceed against Debtor or any other person, (ii) marshal assets or proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) make any presentment or demand, or give any notices of any kind, including without limitation, any notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor or indebtedness of customers of Debtor.

18.       NOTICES. All notices, requests and demands required under this Agreement must be in writing, and given to such addresses and in a manner set forth in the Credit Agreement.

19. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank’s interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether or not suit is brought or foreclosure is commenced, and where suit is brought, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank’s ability to exercise any of its rights or remedies with respect thereto. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law. Whenever in this Agreement Debtor is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Debtor’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Debtor hereby waiving the application of any such statute. Subject to any restrictions under applicable law pertaining to usury, all of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank’s Prime Rate in effect from time to time.

20.       SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.

21.       SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

22.       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, but giving effect to federal laws applicable to national banks.

Debtor warrants that Debtor is an organization registered under the laws of the State of Minnesota.

Debtor warrants that its chief executive office (or principal residence, if applicable) is located at the following address: 10900 Red Circle Drive, Minnetonka, MN 55343.

Signature page follows

IN WITNESS WHEREOF, this agreement has been duly executed by Debtor, intending to be legally bound hereby, as of August 28, 2020.

COMMUNICATIONS SYSTEMS, INC.

By:
Name: Mark D. Fandrich
Title: Chief Financial Officer

Signature Page to Security Agreement: Securities Account